Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Reports Second Quarter 2015
Financial Results

Cash Flow Available for Distribution and Reinvestment Increases 115% to $27.0 Million

Westport, Conn., August 5, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended June 30, 2015.

Second Quarter 2015 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $27.0 million for the second quarter of 2015;

•	Reported net income of $26.6 million for the second quarter of 2015;

•	Paid a second quarter 2015 cash distribution of $0.36 per share in July 2015, bringing cumulative distributions paid to $12.4752 per share since CODI’s IPO in May of 2006;

•	Consummated the platform acquisition of Fresh Hemp Foods Ltd. (“Manitoba Harvest”) subsequent to the quarter end; and

•	Completed the sale of our CamelBak Products, LLC (“CamelBak”) subsidiary subsequent to the quarter end.

“During the second quarter, we generated strong results that demonstrate the leadership position and comparative financial strength of our middle market businesses,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Our performance exceeded management’s expectations as Cash Flow, which benefitted from our recent acquisitions, more than doubled compared to the year ago period and covered our distribution. Our branded consumer and niche industrial businesses combined to produce solid revenue and earnings growth, underscoring our efforts to expand their relative market share.”

Mr. Offenberg added, “We continued to take advantage of market opportunities by completing two transactions subsequent to the end of the second quarter. First, we acquired Manitoba Harvest, a pioneer and global leader in branded, hemp-based foods. With a business operating in a large and expanding marketplace, growing cash flow levels and an experienced management team, Manitoba Harvest possesses several qualities that meet our acquisition criteria. And second, following a successful partnership, we consummated the sale of our CamelBak subsidiary at an attractive valuation that significantly strengthened our liquidity position and provided value to our shareholders. With our strong balance sheet, we remain disciplined in pursuing future acquisitions while reinvesting in our current subsidiaries to drive future performance.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $27.0 million for the quarter ended June 30, 2015, as compared to $12.5 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended June 30, 2015 and June 30, 2014 were 54.3 million and 48.3 million, respectively.

Cash Flow for the second quarter of 2015 reflects year-over-year growth in the Company’s Ergobaby, American Furniture Manufacturing, Advanced Circuits, Liberty Safe, Tridien, and CamelBak businesses, partially offset by a decline at the Company’s Arnold Magnetics business. In addition, the year-over-year growth includes the results from SternoCandleLamp and Clean Earth, each acquired during the second half of 2014.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled approximately $340 million since going public in 2006. Subsequent to the quarter end, CODI anticipates recording a gain ranging between $150 million and $170 million from the sale of CamelBak.

Net income for the quarter ended June 30, 2015 was $26.6 million, as compared to net income of $12.3 million for the quarter ended June 30, 2014. During the second quarter of 2015, CODI’s equity method investment in Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF) increased $11.2 million. The net income during the quarter ended June 30, 2014 included results of FOX which was deconsolidated from the financial statements in July 2014.

For the six month period ended June 30, 2015, CODI reported net income of $1.3 million, as compared to net income of $19.7 million for the six months ended June 30, 2014, which included results from FOX until its deconsolidation in July 2014.

Liquidity and Capital Resources
As of June 30, 2015, CODI had approximately $25.4 million in cash and cash equivalents, $322 million outstanding on its term loan facility and $189 million of borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of approximately $206 million at June 30, 2015 under its revolving credit facility. Subsequent to the acquisition of Manitoba Harvest and the sale of CamelBak, the Company expects to have no outstanding borrowings under its $400 million revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $243 million at June 30, 2015.

Second Quarter 2015 Distribution
On July 9, 2015, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The cash distribution was paid on July 29, 2015 to all holders of record as of July 22, 2015. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $12.4752 per share.

Conference Call
Management will host a conference call on Thursday, August 6, 2015 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 72682762. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 13, 2015. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 72682762.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

As of August 5, 2015, our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest Hemp Foods); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of FOX, a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance ride dynamic products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2014 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,379	$23,703
Accounts receivable, less allowance of $5,115 and $5,200	161,015	157,535
Inventories	125,232	111,214
Prepaid expenses and other current assets	28,149	28,347
Total current assets	339,775	320,799
Property, plant and equipment, net	111,521	115,871
Equity method investment	242,948	245,214
Goodwill and intangible assets, net	818,584	846,400
Other non-current assets	17,868	19,146
Total assets	$1,530,696	$1,547,430

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$127,690	$125,477
Due to related party	6,124	6,193
Current portion, long-term debt	3,250	3,250
Other current liabilities	3,894	6,311
Total current liabilities	140,958	141,231
Deferred income taxes	96,820	97,731
Long-term debt	503,532	485,547
Other non-current liabilities	15,775	14,587
Total liabilities	757,085	739,096
Stockholders' equity
Total stockholders' equity attributable to Holdings	728,592	767,431
Noncontrolling interests	45,019	40,903
Total stockholders' equity	773,611	808,334
Total liabilities and stockholders’ equity	$1,530,696	$1,547,430

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net sales	$284,727	$269,084	$541,998	$515,132
Cost of sales	198,766	186,542	384,121	356,238
Gross profit	85,961	82,542	157,877	158,894
Operating expenses:
Selling, general and administrative expense	45,540	48,080	89,568	94,253
Management fees	6,791	5,023	13,649	9,758
Amortization expense	9,415	7,678	19,428	15,027
Impairment expense	258	—	9,165	—
Operating income	23,957	21,761	26,067	39,856
Other income (expense):
Interest expense, net	(3,125)	(4,810)	(12,843)	(9,382)
Gain (loss) on equity method investment	11,181	—	(2,266)	—
Amortization of debt issuance costs	(545)	(583)	(1,090)	(1,153)
Loss on debt extinguishment	—	(2,143)	—	(2,143)
Other income, net	940	106	633	290
Income before income taxes	32,408	14,331	10,501	27,468
Provision for income taxes	5,833	2,012	9,213	7,776
Net income	26,575	12,319	1,288	19,692
Less: Net income attributable to noncontrolling interest	2,118	6,600	1,733	9,314
Net income (loss) attributable to Holdings	$24,457	$5,719	$(445)	$10,378

Basic and fully diluted income (loss) per share	$0.40	$0.11	$(0.06)	$0.19

Basic and fully diluted weighted average number of shares outstanding	54,300	48,300	54,300	48,300

Cash distributions declared per share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Six months ended
(in thousands)	June 30, 2015	June 30, 2014
Net cash provided by operating activities	$32,267	$11,320
Net cash used in by investing activities	(9,249)	(51,582)
Net cash (used in) provided by financing activities	(21,660)	42,231
Effect of foreign currency on cash	318	151
Net increase in cash and cash equivalents	1,676	2,120
Cash and cash equivalents — beginning of period	23,703	113,229
Cash and cash equivalents — end of period	$25,379	$115,349

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$26,575	$12,319	$1,288	$19,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,710	12,549	32,245	24,534
Impairment expense	258	—	9,165	—
Amortization of debt issuance costs and original issue discount	712	835	1,425	1,699
Unrealized loss on derivatives	(2,447)	181	1,867	273
Loss on debt extinguishment	—	2,143	—	2,143
Excess tax benefit from subsidiary stock options (1)	—	(601)	—	(1,662)
(Gain) loss on equity method investment	(11,181)	—	2,266	—
Noncontrolling stockholders charges	859	1,604	1,883	2,969
Other	73	281	500	228
Deferred taxes	(451)	(2,341)	(1,257)	(2,935)
Changes in operating assets and liabilities	(1,128)	(9,610)	(17,115)	(35,621)
Net cash provided by operating activities	28,980	17,360	32,267	11,320
Plus:
Unused fee on revolving credit facility (2)	297	574	606	1,174
Excess tax benefit from subsidiary stock options (1)	—	601	—	1,662
Integration services fee (3)	1,000	—	2,000	—
Changes in operating assets and liabilities	1,128	9,610	17,115	35,621
Other	—	43	—	96
Less:
Maintenance capital expenditures (4)	3,890	3,539	8,179	6,643
FOX CAD (5)	—	11,545	—	15,039
Payment on swap	500	501	995	996
Other	37	70	342	70
Estimated cash flow available for distribution and reinvestment	$26,978	$12,533	$42,472	$27,125
Distribution paid in April 2015/2014			$19,548	$17,388
Distribution paid in July 2015/ 2014	$19,548	$17,388	19,548	17,388
	$19,548	$17,388	$39,096	$34,776

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.

(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(3)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(4)
Excludes growth capital expenditures of approximately $0.4 million and $0.5 million for the three months ended June 30, 2015 and 2014, and $0.9 million and $1.0 million for the six months ended June 30, 2015 and 2014.

(5)
Represents FOX CAD subsequent to IPO date. For the six months ended June 30, 2014, the amount includes approximately $23.1 million of EBITDA, less: $3.6 million of cash taxes, $1.9 million of management fees, $2.2 million of maintenance capital expenditures and $0.3 million of interest expense. For the quarter ended June 30, 2014, the amount includes approximately $15.5 million of EBITDA, less: $1.4 million of cash taxes, $1.0 million of management fees, $1.3 million of maintenance capital expenditures and $0.3 million of interest expense.